Sub-Item 77I: Terms of New or Amended Securities

Effective December 15, 2016, the Goldman Sachs GQG Partners International Opportunities Fund (the "Fund") commenced offering Class A Shares, Class C Shares, Institutional Shares, Class IR Shares, Class R Shares and Class R6 Shares (the "Shares"). The terms of the Shares for the Fund are described in the supplement to the Fund's Prospectus and Statement of Additional Information, filed pursuant to Rule 497 under the Securities Act of 1933 on December 15, 2016 (Accession No. 0001193125-16-793306),
which is incorporated herein by reference.